UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Media General, Inc.

(Name of Registrant as Specified In Its Charter)

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This supplement clarifies certain information contained in the definitive proxy statement filed by Media General, Inc. (the "Company") with the Securities and Exchange Commission ("SEC") on June 9, 2016 in connection with the solicitation of proxies for the Company's 2016 Annual Meeting of Stockholders to be held on July 21, 2016.

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At the request of the Board of Directors of the Company, Douglas W. McCormick provides advice and oversight with respect to the Company's digital business as part of his service as a director of the Company. For this additional service, Mr. McCormick receives an additional director fee of $25,000 per year.

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Mr. McCormick is the non-employee Chairman of Everyday Health Media, LLC ("Everyday Health"). In December 2015, a subsidiary of the Company entered into a 30-day cross-promotional agreement with Everyday Health involving the exchange of services (but no cash) valued at approximately $500,000. Mr. McCormick's interest in that transaction arises solely from his position as a director of Everyday Health. Accordingly, under Instruction 6 to Item 404(a) of Regulation S-K of the SEC, he is not deemed to have a material interest in that transaction for purposes of Item 404(a).